EXHIBIT (9)(b)

Consent of Counsel

[Sutherland, Asbill and Brennan LLP Letterhead]

April 14, 2006

Board of Directors

Transamerica Financial Life Insurance Company

Separate Account VA BNY

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA BNY

Transamerica Landmark NY

File No. 033-83560/811-08750

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 20 to the Registration Statement to Form N-4 (file No. 033-83560) of the Separate Account VA BNY filed by Transamerica Financial Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.